CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  incorporation  by  reference  in  this  Registration  Statement  on  Form  S-1  (SEC  File

Number  yet  to  be  assigned)  as  filed  with  the  SEC  of  our  audit  report  dated  April  20,  2021,  with  respect  to the  balance  sheets  of  Ankam,  as  of  November  30,  2020,  2019  and  2018,  and  the  related  statements  of operations,  changes  in  stockholder’s  deficit,  and  cash  flows  for  the  period  from  inception  (August  22,

2018)  to  November  30,  2018,  and  the  years  ended  November  30,  2020  and  2019.   Our  report  dated  April

20,  2021,  relating  to  those  financial  statements,  includes  an  emphasis  of  matter  paragraph  relating  to uncertainty as to Ankam’s ability to continue as a going concern.

Tampa, Florida

April 20, 2021

3001 N. Rocky Point Dr. East, Suite 200i Tampa, Florida 33607 i 813.367.3527